UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 5
ANNUAL STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
( ) Check box if no longer subject to Section 16.
Form 4 or Form 5 obligations may continue. See Instructions 1(b).
( ) Form 3 Holdings Reported
( ) Form 4 Transactions Reported
1. Name and Address of Reporting Person
   PLOTKIN, Larry A.
   145 Pleasant Hill Road
   Scarborough, ME  04074
   USA
2. Issuer Name and Ticker or Trading Symbol
   Hannaford Bros. Co.
   HRD
3. IRS or Social Security Number of Reporting Person (Voluntary)
   ###-##-####
4. Statement for Month/Year
   01/03/1998
5. If Amendment, Date of Original (Month/Year)

6. Relationship of Reporting Person(s) to Issuer (Check all applicable)
   ( ) Director ( ) 10% Owner (X) Officer (give title below) ( ) Other (specify below)
   Senior Vice President
7. Individual or Joint/Group Reporting (Check Applicable Line)
   (X) Form filed by One Reporting Person
   ( ) Form filed by More than One Reporting Person

___________________________________________________________________________________________________________________________________
 Table I -- Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned                                                 |
___________________________________________________________________________________________________________________________________|
1. Title of Security         |2.    |3.  |4.Securities Acquired (A)         |5.Amount of        |6.Dir |7.Nature of Indirect       |
                             |Transaction|  or Disposed of (D)              |  Securities       |ect   |  Beneficial Ownership     |
                             |Date  |Code|                                  |  Beneficially     |(D)or |                           |
                             |      |    |                  | A/|           |  Owned at         |Indir |                           |
                             |      |    |    Amount        | D |    Price  |  End of Year      |ect(I)|                           |
___________________________________________________________________________________________________________________________________|
Common Stock                 |3/3/19|A   |283               |A  |35.625     |                   |      |                           |
                             |97    |    |                  |   |           |                   |      |                           |
-----------------------------------------------------------------------------------------------------------------------------------|
Common Stock                 |10/24/|G   |175               |D  |           |                   |      |                           |
                             |1997  |    |                  |   |           |                   |      |                           |
-----------------------------------------------------------------------------------------------------------------------------------|
Common Stock                 |12/4/1|G   |20                |D  |           |28,179.849(1)      |D     |                           |
                             |997   |    |                  |   |           |                   |      |                           |
-----------------------------------------------------------------------------------------------------------------------------------|
Common Stock                 |      |    |                  |   |           |1,490.729(2)       |I     |by 401(k)                  |
-----------------------------------------------------------------------------------------------------------------------------------|
Common Stock                 |      |    |                  |   |           |336.237            |I     |by children                |
-----------------------------------------------------------------------------------------------------------------------------------|
Common Stock                 |      |    |                  |   |           |10,032.335(3)      |I     |by spouse                  |
-----------------------------------------------------------------------------------------------------------------------------------|
___________________________________________________________________________________________________________________________________|
___________________________________________________________________________________________________________________________________
 Table II -- Derivative Securitites Acquired, Disposed of, or Beneficially Owned                                                   |
___________________________________________________________________________________________________________________________________|
1.Title of Derivative   |2.Con   |3.   |4.  |5.Number of De |6.Date Exer|7.Title and Amount  |8.Price|9.Number    |10.|11.Nature of|
  Security              |version |Transaction rivative Secu |cisable and|  of Underlying     |of Deri|of Deriva   |Dir|Indirect    |
                        |or Exer |Date |Code| rities Acqui  |Expiration |  Securities        |vative |tive        |ect|Beneficial  |
                        |cise Pr |     |    | red(A) or Dis |Date(Month/|                    |Secu   |Securities  |(D)|Ownership   |
                        |ice  of |     |    | posed of(D)   |Day/Year)  |                    |rity   |Benefi      |or |            |
                        |Deriva  |     |    |               |Date |Expir|                    |       |ficially    |Ind|            |
                        |tive    |     |    |           | A/|Exer-|ation|   Title and Number |       |Owned at    |ire|            |
                        |Secu    |     |    |           | D |cisa-|Date |   of Shares        |       |End of      |ct |            |
                        |rity    |     |    |  Amount   |   |ble  |     |                    |       |Year        |(I)|            |
___________________________________________________________________________________________________________________________________|
Options(Rights to Buy)  |34.625  |5/12/|A   |2,085      |A  |5/12/|5/12/|Common Stock|2,085  |       |2,085       |D  |            |
                        |        |1997 |    |           |   |1998 |2007 |            |       |       |            |   |            |
-----------------------------------------------------------------------------------------------------------------------------------|
Options(Rights to Buy)  |34.625  |5/12/|A   |2,085      |A  |5/12/|5/12/|Common Stock|2,085  |       |2,085       |D  |            |
                        |        |1997 |    |           |   |1999 |2007 |            |       |       |            |   |            |
-----------------------------------------------------------------------------------------------------------------------------------|
Options(Rights to Buy)  |34.625  |5/12/|A   |2,086      |A  |5/12/|5/12/|Common Stock|2,085  |       |2,086       |D  |            |
                        |        |1997 |    |           |   |2000 |2007 |            |       |       |            |   |            |
-----------------------------------------------------------------------------------------------------------------------------------|
___________________________________________________________________________________________________________________________________|

Explanation of Responses:
(1) Includes 431 shares acquired through the employee stock purchase plan in February 1997 at $22.2063, and
535.996 shares acquired through dividend reinvestment between March and December 1997 at prices ranging from
$33 to
$43.
(2)  Includes 51.276 shares acquired through the Hannaford Savings & Investment
(401k) Plan between 11/30/96
and 11/30/97 at prices ranging from $31.625 to $41.625. For purposes of this Form 5, all 401(k) plan information is reported as of the last statement date (11/30/97) consistent with the manner in which such information is reported to participants.
(3) Account represents 10,000 shares transferred from a joint ownership account to a spousal individual account during 1997 with an additional 32.335 shares acquired through dividend reinvestment.
SIGNATURE OF REPORTING PERSON
/s/ Larry A. Plotkin
DATE
02/04/1998